Exhibit 10.3

AMENDMENT NO. 1 TO

GENERAL MOTORS COMPANY

SHORT-TERM INCENTIVE PLAN

General Motors Company (the “Company”) hereby adopts this Amendment No. 1 to the General Motors Company 2014 Short-Term Incentive Plan (the “Plan”), effective as of February 2, 2016.

I.

1. The following is added as a new Section 2(d) and all subsequent numbering and references thereto shall be changed accordingly:

“Change in Control” means the occurrence of any one or more of the following events:

(a) Any Person other than an Excluded Person, directly or indirectly, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company constituting more than 40 percent of the total combined voting power of the Company’s Voting Securities outstanding; provided that if such Person becomes the beneficial owner of 40 percent of the total combined voting power of the Company’s outstanding Voting Securities as a result of a sale of such securities to such Person by the Company or a repurchase of securities by the Company, such sale or purchase by the Company shall not result in a Change in Control; provided further, that if such Person subsequently acquires beneficial ownership of additional Voting Securities of the Company (other than from the Company), such subsequent acquisition shall result in a Change in Control if such Person’s beneficial ownership of the Company’s Voting Securities immediately following such acquisition exceeds 40 percent of the total combined voting power of the Company’s outstanding Voting Securities;

(b) At any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved (the “Incumbent Board”), cease for any reason to constitute a majority of members of the Board;

(c) The consummation of a reorganization, merger or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, in each case, unless, immediately following such reorganization, merger or consolidation, more than 60 percent of the combined voting power and total fair market value of then outstanding

Voting Securities of the resulting corporation from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of the Company immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their beneficial ownership of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation; or

(d) The consummation of any sale, lease, exchange or other transfer to any Person (other than a Subsidiary or affiliate of the Company) of assets of the Company and/or any of its Subsidiaries, in one transaction or a series of related transactions within a 12-month period, having an aggregate fair market value of more than 50 percent of the fair market value of the Company and its Subsidiaries immediately prior to such transaction(s).

Notwithstanding the foregoing in this Section 3.4, in no event shall a Change in Control be deemed to have occurred (A) as a result of the formation of a Holding Company, (B) if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof, which consummates the Change in Control transaction, or (C) if the transaction does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code.

2. The following is added as a new Section 2(j) and all subsequent numbering and references thereto shall be changed accordingly:

“Excluded Person” means (i) the Company, (ii) any of the Company’s Subsidiaries, (iii) any Holding Company, (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company, or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any employee benefit plan described in clause (iv).

3. The following is added as a new Section 2(m) and all subsequent numbering and references thereto shall be changed accordingly:

“Holding Company” means an entity that becomes a holding company for the Company or its businesses as part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding Voting Securities of such entity are, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Securities of the Company outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Securities of the Company.

4. The following is added as a new Section 2(n) and all subsequent numbering and references thereto shall be changed accordingly:

“Incumbent Board” has the meaning assigned to it in Section 2(d).

5. The following is added as a new Section 2(r) and all subsequent numbering and references thereto shall be changed accordingly:

“Person” means any individual or entity, including any two or more Persons deemed to be one “person” as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

6. The following is added as a new Section 2(v) and all subsequent numbering and references thereto shall be changed accordingly:

“Voting Securities” means securities of a Person entitling the holder thereof to vote in the election of the members of the board of directors of such Person or such governing body of such Person performing a similar principal governing function with respect to such Person.

7. The following is added as a new Section 7(d) and all subsequent numbering and references thereto shall be changed accordingly:

(d) Notwithstanding any provisions of the Plan to the contrary, upon the occurrence of a Change in Control of the Company, the following provisions shall apply:

(i)	Subject to the terms of the Plan as otherwise in effect, the minimum Award payable to each Participant as determined under this Section 7 of the Plan in respect of the fiscal year in which the Change in Control occurs shall be the greatest of:

a.	The Award or other annual bonus paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;

b.	The amount that would be payable to the Participant if the Company achieved the Target Award for such fiscal year; or

c.	The Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Measures for such fiscal year through the date of the Change in Control.

(ii)	If a Change in Control occurs following the completion of a fiscal year, but before Awards are paid under the Plan for that fiscal year, the Participant will be eligible to receive the Award for that fiscal year based on actual performance as determined by the Company, subject to the terms of the Plan as otherwise in effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed this 3rd day of February, 2016.

GENERAL MOTORS LLC

/s/ Jill E. Sutton
By: Jill E. Sutton
Title: Deputy General Counsel & Corporate Secretary